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GSTX Subsidiary Awarded $45 Million Tax Credit for Two Planned Calif. Solar Mfg. Projects

Initiatives support domestic energy security through local production of key clean energy inputs

Graphene & Solar Technologies Limited (OTCMKTS:GSTX)

PHOENIX, AZ, UNITED STATES, June 23, 2026 /EINPresswire.com/ -- Graphene & Solar Technologies Limited (OTCID: GSTX) is pleased to announce that the California Governor’s Office of Business and Economic Development (GO-Biz) awarded the third largest California Competes Tax Credit to date to GSTX’s subsidiary, The Quartz & Silicon Materials Company Limited (QSM), for its projects.

These projects include a flagship 10GW silicon wafer plant in Chula Vista, California. That plant is in the execution phase involving an extensive fit-out and expansion of a 197,000 square-foot building. QSM also plans a monocrystalline silicon ingot manufacturing plant in California’s Imperial Valley. Once fully operational, the two plants would provide direct full-time employment for more than 800 California residents.

“With this California Competes Tax Credit, the state is proud to invest in the technologies shaping a better future, while driving innovation and supporting the creation of hundreds of high-quality jobs,” said Dee Dee Myers, senior advisor to Governor Newsom and director of GO-Biz. “This investment will help support the transition to a sustainable, low-carbon future while ensuring California remains a leader in clean energy manufacturing.”

The interest we received in these projects from the good people of California GO-Biz and the leadership at California Competes has been humbling.” — *Paul Saffron, COO of GSTX*

These plants are a key part of QSM’s vision for a hub of solar materials manufacturing activities in Southern California. QSM is developing a domestic supply chain for critical solar materials to aid the rapid expansion of U.S. solar module manufacturing capacity and the broader reshoring of the solar supply chain.

These California initiatives will help create quality jobs and contribute to local and state economic growth while supporting domestic energy security through local manufacturing. QSM’s supply chain will comply with the Foreign Entity of Concern (FEOC) rules addressed by the One Big Beautiful Bill Act. Outside the U.S., QSM subsidiaries are located in Australia and New Zealand, with planning underway in Portugal.

“This tremendous award reflects the teamwork of many talented people planning two technologically advanced, world-leading manufacturing facilities,” said Paul Saffron, chief operating officer of GSTX. “The interest we received in these projects from the good people of California GO-Biz and the leadership at California Competes has been humbling. Everyone at the State of California has been a genuine pleasure to work with.

“Special mention must also go to BuildMomentum.io (Momentum) for their invaluable guidance,” continued Saffron. “Matt Hart, Momentum’s CEO, and his entire team provided key insights from our initial application to preparing for the final approval committee meeting. I can't speak highly enough of this group of true professionals.”

“We are honored to receive this California Competes Tax Credit, which reinforces our commitment to building a stronger domestic solar materials supply chain,” said Jason May, executive chairman and CEO of GSTX. “By advancing local manufacturing, creating good-paying jobs and helping fill a critical gap in American solar production, QSM is positioning itself to support one of the fastest-growing

segments of the U.S. energy economy."

May continued, "Meeting future energy will require a diverse mix of energy sources and technologies, with solar and batteries playing an increasingly vital role. California's skilled workforce, manufacturing infrastructure, and leadership in renewable energy make it an ideal location for this next phase of QSM's growth."

About the Graphene & Solar Technologies Limited Group of Companies
Graphene & Solar Technologies Limited includes majority- and wholly owned companies having the Quartz & Silicon Materials brand. QSM has its U.S.-based subsidiary as an entrant in the solar materials industry focused on supporting domestic solar manufacturing with an integrated, resilient supply chain from high-purity quartz and silicon materials to silicon wafers. QSM is led by a team with strong experience in solar, semiconductor, and quartz manufacturing. GSTX is headquartered in Phoenix, AZ, and is listed on the OTCID Basic Market under the symbol "GSTX." For more information, visit www.quartz.rocks[1].

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of applicable U.S. securities laws. Forward-looking statements include, without limitation, statements regarding financing plans, project development timelines, manufacturing plans, market conditions and potential benefits of government incentives. These statements are based on current expectations and involve risks and uncertainties that could cause actual results to differ materially. GSTX undertakes no obligation to update these forward-looking statements except as required by law.

Warren Djerf
GSTX
+1 952-920-3908
warren@quartz.rocks

[1] http://www.quartz.rocks
